Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 25th day of November, 2003, by and between 1st Century Bank, National Association (In Organization) (the “Bank”), on one hand, and Richard S. Cupp (the “Executive”), on the other hand.

WHEREAS, the parties hereto wish to enter into an employment agreement to employ the Executive as the President and Chief Executive Officer of the Bank and to set forth certain additional agreements between the Executive and the Bank.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1.             Term.  The Bank will employ the Executive, and the Executive will serve the Bank, under the terms of this Agreement for an initial term of three (3) years (the “Initial Term”), commencing on the date the Bank opens for business (the “Effective Date”).  However, if the Bank does not open for business on or before December 31, 2004, this Agreement shall automatically terminate and be of no effect. The Initial Term of this Agreement shall automatically be extended for an additional one (1) year period unless, not later than sixty (60) days prior to the expiration of the Initial Term, either party hereto shall have given notice to the other that the Initial Term shall not be so extended. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated, as provided in Section 4 hereof. The term of this Agreement, as in effect from time to time in accordance with the foregoing, shall be referred to herein as the “Term”. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Period.”

2.                                       Employment.

(a)           Positions and Reporting. The Bank hereby employs the Executive for the Employment Period as its President and Chief Executive Officer. During the Employment Period, the Executive shall report directly to the Board of Directors of the Bank (the “Board”), or a committee of the Board specifically authorized to direct the Executive, composed of at least three (3) members of the Board.

(b)           Authority and Duties. The Executive shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with the Executive’s position as President and Chief Executive Officer, commensurate with the authority vested in the Executive pursuant to this Agreement and consistent with the bylaws of the Bank.  During the Employment Period, the Executive shall devote his full business time, skill and efforts to the business of the Bank. Notwithstanding the foregoing, the Executive may (i) make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval by the Board, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder and (ii) with the approval of the Board serve on the boards of directors of other corporations  By entering into this Agreement the Board specifically acknowledges that the activities described in Exhibit A, attached and incorporated by this reference, are permitted by the foregoing language.

The Bank shall make Executive a director of the Bank, and any subsidiaries of the Bank contemporaneously with the execution of this Agreement. As the Bank desires that Executive continue to serve as a director, the Bank shall use its reasonable best efforts to cause the Executive to be elected a director at any meeting of the Board or of the shareholders held for the purpose of electing directors during the Term, and shall use its reasonable best efforts to insure that the Executive remains a director of each subsidiary, including such subsidiaries as may from time to time come into existence after the date hereof.  The Executive shall not be entitled during the Employment Period to receive any additional compensation (excluding the payment or reimbursement of any expenses incurred by the Executive) for his services as a director of any of the above entities.

3.                                       Compensation and Benefits.

(a)           Salary. During the Employment Period, the Bank shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $190,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Bank (the “Base Salary”). Such Base Salary shall be subject to review in the eleventh (11th) month after the Effective Date, and at each anniversary of the Effective Date thereafter, for possible increase by the Board based on factors including, but not limited to, market conditions and performance of Executive and the Bank, in its sole discretion, but shall in no event be decreased from the levels set forth above during the Initial Term, or from its then-existing level during the Employment Period.

(b)           Annual Bonus.  Effective on the earlier of eighteen (18) months after the Effective Date, or the day after the end of the first quarter in which the Bank has a quarterly net profit, the Executive shall be entitled to receive annual bonus amounts in the form of cash awards based upon the satisfaction of performance criteria (the “Performance Goals”) that will be established by the Board in its discretion and upon negotiation with the Executive at the beginning of each year, subject to the approval of the Board.  Increased levels of achievement of the agreed upon Performance Goals will correlate to increased levels of annual bonus.  In the first year of the Term the target bonus available shall be equal to 20% to 50% of the Executive’s base annual salary then in effect, as determined in the sole discretion of the Board.  After the completion of the first year of the Term, the target bonus available shall be equal to 40% to 60% of the Executive’s base annual salary then in effect, as determined in the sole discretion of the Board.   Performance Goals will include goals consistent with the Bank’s business plan for the year, as established by the Bank’s management and subject to the review and approval of the Board. The final determinations as to the actual corporate and individual performance against the Performance Goals shall be made by the Board in its sole good faith discretion.  Executive’s bonus, if any, shall be paid in one lump sum to Executive at such time as other executive bonuses are paid.  The Board retains the discretion to determine whether a pro-rata bonus is appropriate if the Executive is terminated or leaves the employ of the Bank prior to the annual determination of bonuses.

(c)           Other Benefits. During the Employment Period, the Executive shall receive such life insurance, disability insurance and health insurance benefits, holiday, vacation and sick pay benefits and other benefits which the Bank extends, as a matter of policy, to all of its executive employees, except as otherwise provided herein, and shall be entitled to participate in all deferred compensation and other incentive plans of the Bank, on the same basis as other like employees of the Bank. Without limiting the generality of the foregoing, the Executive shall be entitled to four (4) weeks of vacation during the first year of the Employment Period, and five (5) weeks of vacation during each subsequent year of the Employment Period, which shall be scheduled in the Executive’s discretion, subject to and taking into account applicable banking laws and regulations and business needs. Unused vacation may be accrued up to a maximum of six (6) weeks of unused vacation, at which time the Executive shall cease to accrue unused vacation until used.

(d)           Business Expenses. During the Employment Period, the Bank shall promptly reimburse the Executive for all documented reasonable business expenses incurred by the Executive in the performance of his duties under this Agreement, in accordance with the Bank’s employee manual or policies adopted by the Board from time to time.

(e)           Car Allowance. The Bank shall provide the Executive with a monthly automobile allowance of $750.00 per month during the Employment Period.

(f)            Club Membership. The Executive and the Bank agree that the Executive’s participation in the membership of a country club or similar club will assist in promoting the Bank’s business.  For this reason, the Bank shall be responsible for the monthly dues related to such membership, as well as those entertainment costs that are business related (without regard, however, to whether such costs are deductible for income tax purposes), provided that appropriate documentation is provided regarding the entertainment costs.

(g)           Stock Options

(i)            On the date of the first meeting of the Board following the date the Bank opens for business, pursuant to the terms of the 2004 1st Century Bank Stock Option Plan (the “Plan”), which shall be in the form of Exhibit B attached hereto (subject to such changes as the parties shall agree to after good faith negotiations during the thirty-day period immediately following the execution hereof or as may be required by regulatory authorities), and subject to subsequent shareholder approval of the Plan, the Bank shall grant to the Executive an incentive stock option (the “Stock Option Agreement”) to purchase up to that number of shares of the Bank’s common stock which is equal to 5% of the number of shares of common stock of the Bank’s duly issued, fully paid and outstanding shares as of the date the Bank opens for business. The exercise price shall be $10.00, equal to the offering price for such shares in the Bank’s initial stock offering, which the parties agree shall be deemed to be the fair market value of such shares at the date of grant.  The Stock Option Agreement shall have a term of 10 years. The options granted under the Stock Option Agreement shall be exercisable as follows, subject to the Plan: (i) 25% of the options shall vest and become exercisable on the first anniversary of the Effective

Date; and (ii) another 25% of the options shall vest and become exercisable on each of the second, third and fourth anniversary of the Effective Date.

4.                                       Termination of Employment.

(a)           Termination for Cause. The Board may terminate the Executive’s employment hereunder for “Cause” or without “Cause.” For purposes of this Agreement termination for “Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.  For purposes of this Agreement, no act, or the failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Bank.

Termination under this Paragraph shall not prejudice any remedy that the Bank may have at law, in equity, or under this Agreement.

(b)           Termination for Good Reason. The Executive shall have the right at any time to terminate his employment with the Bank for any reason.  For purposes of this Agreement, and subject to the Bank’s opportunity to cure as provided in Section 4(c) hereof, the Executive shall have “Good Reason” to terminate his employment hereunder if such termination shall be the result of:

(i)            a material diminution during the Employment Period in the Executive’s title, duties or responsibilities as set forth in Section 2 hereof;

(ii)           a material breach by the Bank of the compensation and benefits provisions set forth in Section 3 hereof;

(iii)          a material breach by the Bank of any material terms of this Agreement; or

(iv)          the relocation of the Executive’s principal place of employment to any location more than 50 miles from the Bank’s headquarters at the Effective Date.

(c)           Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Bank’s right to terminate the Executive’s employment for “Cause” pursuant to Paragraph 4(a), and the Executive’s right to terminate his employment for “Good Reason” that (1) the party seeking the termination shall first have given the other party written notice stating with specificity the reason for the termination (“breach”) and (2) if such breach is susceptible of cure or remedy, a period of 30 days from and after the giving of such notice to cure the breach.  If the breach cannot reasonably be cured or remedied within 30 days, the period for remedy or cure shall be extended for a reasonable time (not to exceed 30 days), provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.  With respect to terminations because of a willful violation of any law, rule or regulation or final cease-and-desist order, or because of the Executive’s personal dishonest or breach of fiduciary duty involving personal profit, the Bank will not be required to provide a cure period.  Additionally,  Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (which may be telephonic) finding that, in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail.

(d)           Termination Upon Death or Permanent Disability.  The Employment Period shall automatically be terminated by the death of the Executive. The Employment Period may be terminated by the Bank if the Executive shall be subject to a “permanent disability” as such term is defined in the disability insurance provided by the Bank, or if such insurance is not provided by the Bank, the term shall mean that the Executive has been unable to perform his duties under this Agreement for a period of at least 90 consecutive days or 120 days in any 180 day period, and it is not reasonable to believe that he would ever be able to resume his duties on a full time basis.  If the Employment Period is terminated by reason of the permanent disability of the Executive, the Bank shall give 30-days’ advance written notice to that effect to the Executive.

(e)           Termination Upon a Change of Control.  In the event this Agreement or Executive’s employment is terminated without Cause by the Bank or for Good Reason by the Executive within twelve (12) months after the occurrence of a Change of Control, (as defined below), the Executive shall be entitled to the severance pay as described in Paragraph 5(a) below.

(f)            Definition of Change in Control.  A “Change in Control” shall be deemed to have taken place if:

(i)            there shall be consummated any consolidation or merger of the Bank in which the Bank is not the continuing or surviving corporation or pursuant to which shares of the Bank’s capital stock are converted into cash, securities or other property (other than a consolidation or merger of the Bank in which the holders of the Bank’s voting stock immediately prior to the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the voting stock) or any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Bank; or

(ii)           any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall, after the date hereof, become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Bank representing 40% or more of the voting power of all of the then outstanding securities of the Bank having the right under ordinary circumstances to vote in an election of the Board (including, without limitation, any securities of the Bank that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person); or

(iii)          individuals who as of the Effective Date constitute the entire Board and any new directors whose election by the Bank’s shareholders, or whose nomination for election by the Board, shall have been approved by a vote of at least a majority of the directors then in office who either were directors at the date hereof or whose election or nomination for election shall have been so approved shall cease for any reason to constitute a majority of the members of the Board.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred in the event the Bank forms a holding company as a result of which the holders of the Bank’s outstanding voting securities immediately prior to the transaction hold, in approximately the same relative proportions as they held prior to the transaction, substantially all of the outstanding voting securities of a holding company owning all of the Bank’s outstanding voting securities after the completion of the transaction.

5.                                       Consequences of Termination. The following are the severance pay and benefits to which the Executive is entitled upon termination of employment in all positions with the Bank, and such payments and benefits shall be the exclusive payments and benefits to which the Executive is entitled upon such termination.  Except in the case of termination of employment by the Bank with Cause, or due to death, the post-termination payments and benefits shall only be provided if the Executive first enters into a form of release agreement reasonably satisfactory to the Bank releasing both parties from any and all claims, known and unknown, related to the Executive’s employment with the Bank.

(a)           Termination Without Cause or for Good Reason. In the event of termination of the Executive’s employment hereunder (i) by the Bank without “Cause” (other than upon death or permanent disability), (ii) by the Executive for “Good Reason,” or (iii) a termination by the Bank without Cause or the Executive for Good Reason within 12 months following a Change in Control, the Executive shall be entitled to the following severance pay and benefits:

(i)            Severance Pay – a lump sum amount equal to one (1) year of the Executive’s annual Base Salary.  However, in the event Executive’s employment is terminated  by the Bank without Cause or the Executive terminates his employment for Good Reason within 12 months following a Change in Control, the Executive shall be entitled to receive two (2) times the highest annual cash compensation amount paid to the Executive by the Bank within the three years preceding the Change in Control;

(ii)           Benefits Continuation – continuation for 24 months (the “Severance Period”) of coverage under the group medical care, disability and life insurance benefit plans or arrangements in which the Executive is participating at the time of termination, with the Bank continuing to pay its share of premiums and associated costs as if Executive continued in the employ of the Bank; provided, however, that the Bank’s obligation to provide such coverages shall be terminated if the Executive obtains comparable substitute coverage from another employer at any time during the Severance Period.  Executive agrees to advise the Bank immediately if such comparable substitute coverage is obtained from another employer.  The Executive shall be entitled, at the expiration of the Severance Period, to elect continued coverage under the Bank’s medical benefit plans pursuant to the terms of COBRA.

(b)           Termination Upon Disability.  In the event of termination of the Executive’s employment hereunder by the Bank on account of permanent disability, the Executive shall be entitled to the following severance pay and benefits.

(i)            Severance Pay – severance payments in the form of continuation of the Executive’s Base Salary as in effect immediately prior to such termination for a period of 6 months following the first date of disability; and

(ii)           Benefits Continuation – the same benefits as provided in Section 5(a)(ii) above, to be provided during the Employment Period while the Executive is suffering from a permanent disability and for a period of 6 months following the effective date of termination of employment by reason of permanent disability.

(c)           Termination Upon Death.  In the event of termination of the Executive’s employment hereunder on account of the Executive’s death, the Bank shall pay to the Executive’s beneficiary or beneficiaries or his estate, as the case may be, the accrued Base Salary and accrued and unused vacation earned through the date of death.  Such payment shall be made no later than sixty (60) days after the date of death. In addition, Executive’s beneficiary(ies) or his estate shall be entitled to the payment of benefits pursuant to any life insurance policy of the Executive, as provided for in Section 3(c) above. The Executive’s beneficiary or estate shall not be required to remit to the Bank any payments received pursuant to any life insurance policy purchased pursuant to Section 3(c) above.

(d)           Accrued Rights.  Notwithstanding the foregoing provisions of this Section 5, in the event of termination of the Executive’s employment hereunder for any reason, the Executive shall be entitled to payment of any unpaid portion of his Base Salary through the effective date of termination, payment of any unreimbursed business expenses incurred pursuant to Section 3(d) above, and payment of any accrued but unpaid benefits solely in accordance with the terms of any incentive bonus or employee benefit plan or program of the Bank.

(e)           Termination for Cause or Due to End of the Term.  In the event the employment of the Executive is terminated by the Bank for Cause, the Bank shall provide the Executive only salary and vacation earned through the date of termination.  No severance payment or benefit shall be provided in such instance. In the event the employment of the Executive is terminated as a result of the expiration of the Term, the Executive shall be entitled to no severance payment or benefit of any kind notwithstanding any provision to the contrary in the Bank’s employee manual or policies then in effect, except as to matters such as COBRA coverage required by law without reference to such manual or policies.

(f)            Nonassignability.  Neither the Executive nor any other person or entity shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the rights or benefits of the Executive under this Section 5, nor shall any of said rights or benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Executive or any other person or entity, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.  The terms of this Section 5(f) shall not affect the interpretation of any provision of this Agreement.

(g)           Regulatory Restrictions.  The parties understand and agree that at the time any payment would otherwise be made or benefit provided under Sections 5 or 18, depending on the facts and circumstances existing at such time, the satisfaction of such obligations by the Bank may be deemed by a regulatory authority to be illegal, an unsafe and unsound practice, or for some other reason not properly due or payable by the Bank.  Among other things, the regulations at 12 C.F.R. Part 30, Appendix A and at 12 C.F.R. Part 359 promulgated pursuant to Sections 18(k) and 39(a) of the Federal Deposit Insurance Act, respectively, or similar regulations or regulatory action following similar principles may apply at such time. The parties understand, acknowledge and agree that, notwithstanding any other provision of this Agreement, the Bank shall not be obligated to make any payment or provide any benefit under Sections 5 or 18 where an appropriate regulatory authority disapproves or does not acquiesce as required, if required, and the regulatory authority’s disapproval or non-acquiescence is documented in a writing from the regulatory authority, a copy of which is actually provided by the regulatory authority or the Bank to the Executive.

(h)           Conditions to Severance Benefits. The Bank shall have the right to seek repayment of the severance payments and benefits or to terminate payments or benefits provided by this Section 5 in the event that the Executive fails to honor, in accordance with their terms, the provisions of Sections 6 or 9 hereof.  For purposes only of this Section, Executive shall be treated as having failed to honor the provisions of Section 6 or Section 9 hereof only upon the vote of two-thirds of the Board following notice by the Bank to the Executive of the alleged failure, an opportunity for the Executive to cure the alleged failure for a period of 30 days from the date of such notice and the Executive’s opportunity to be heard on the issue by the Board.

(i)            Suspension and Removal Orders.  If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion:  (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended.  If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(j)            Termination by Default.  If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.

(k)           Supervisory Assistance or Merger.  All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of the Bank:  (i) by the Comptroller of the Currency (the “Comptroller”) or his or her designee, at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistant to or on behalf of the Bank under the authority contained in Section 11 of the Federal Deposit Insurance Act (12 U.S.C. Section 1821); or (ii) by the Comptroller or his or her designee, at the time that the Comptroller or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is in an unsafe or unsound condition.  All rights of the parties that have already vested, however, shall not be affected by such action.

6.             Confidentiality. The Executive agrees that he will not at any time during the Employment Period or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Bank, including, without limiting the generality of the foregoing, the techniques, methods or systems of its operation or management, any information regarding its financial matters, or any other material information concerning the business of the Bank (including customer lists), any of its customers, governmental relations, customer contacts, underwriting methodology, loan program configuration and qualification strategies, marketing strategies and proposals, its manner of operation, its plans or other material data, or any other information concerning the business of the Bank, its subsidiaries or affiliates, and the Bank’s good will (the “Business”).  The provisions of this Section 6 shall not apply to (i) information disclosed in the performance of the Executive’s duties to the Bank based on his good faith belief that such a disclosure is in the best interests of Bank; (ii) information that is, at the time of the disclosure, public knowledge; (iii) information disseminated by the Bank to third parties in the ordinary course of business; (iv) information lawfully received by the Executive from a third party who, based upon inquiry by the Executive, is not bound by a confidential relationship to the Bank or otherwise improperly received the information; or (v) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive.

Executive agrees that all manuals, documents, files, reports, studies or other materials used and/or developed by Executive for the Bank during the Term of this Agreement are solely the property of the Bank, and that Executive has no right, title or interest therein.  Upon termination of Executive’s employment, Executive or Executive’s representative shall promptly deliver possession of all such materials (including any copies thereof) to the Bank.

7.             Keyman Life Insurance. The Bank shall have the right to obtain and hold a “keyman” life insurance policy on the life of the Executive with the Bank as beneficiary of the policy. The Executive agrees to provide any information required for the issuance of such policy and submit himself to any physical examination required for such policy.

8.             Unsecured General Creditor.  Neither the Executive nor any other person or entity shall have any legal right or equitable rights interests or claims in or to any property or assets of the Bank under the provisions of this Agreement.  No assets of the Bank shall be held under any trust for the benefit of the Executive or any other person or entity or held in any way as security for the fulfilling of the obligations of the Bank under this Agreement. All of the Bank’s assets shall be and remain the general, unpledged, unrestricted assets of the Bank. The Bank’s obligations under this Agreement are unfunded and unsecured promises, and to the extent such promises involve the payment of money, they are promises to pay money in the future.  The Executive and any person or entity claiming through him shall be unsecured general creditors with respect to any rights or benefits hereunder.

9.             Business Protection Covenants.

(a)           Covenant Not to Compete.  The Executive agrees that he will not, during the Employment Period, voluntarily or involuntarily, directly or indirectly, (i) engage in any banking or financial products or service business, loan origination or deposit-taking business or any other business competitive with that of the Bank, its subsidiaries or affiliates (“Competitive Business”) within Los Angeles County (the “Market Area”), (ii) directly or indirectly own any interest in (other than less than three percent (3%) of any publicly traded company or mutual fund), manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation, or other entity (other than the Bank or its subsidiaries or affiliates) engaged in any Competitive Business in the Market Area, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer, or member of the Board or any of its subsidiaries or affiliates to engage in any action prohibited under (i) or (ii) of this Section 9(a).

(b)           Inducing Employees To Leave The Bank; Employment of Employees.  Any attempt on the part of the Executive to induce others to leave the Bank’s employ, or the employ of any of its subsidiaries or affiliates, or any effort by the Executive to interfere with the Bank’s relationship with its other employees would be harmful and damaging to the Bank.  The Executive agrees that during the Employment Period and for a period of twelve (12) months thereafter, the Executive will not in any way, directly or indirectly:  (i) induce or attempt to induce any employee of the Bank or any of its subsidiaries of affiliates to quit employment with the Bank or the relevant subsidiary or affiliate; (ii) otherwise interfere with or disrupt the relationships between the Bank and its subsidiaries and affiliates and their respective employees; (iii) solicit, entice, or hire away any employee of the Bank or any of its subsidiaries or affiliates; or (iv) hire or engage any employee of the Bank or any subsidiary or affiliate or any former employee of the Bank or any subsidiary or affiliate whose employment with the Bank or the relevant subsidiary or affiliate ceased less than one (1) year before the date of such hiring or engagement.

(c)           Nonsolicitation of Business.  For a period of twelve (12) months from the date of termination of employment, the Executive will not divert or attempt to divert from the Bank or any of its subsidiaries or affiliates, any business the Bank or a subsidiary or affiliate had enjoyed or solicited from its customers, borrowers, depositors or investors during the twelve (12) months prior to termination of his employment.

(d)           Bank’s Ownership of Inventions.  To the extent that Executive has intellectual property rights of any kind in any pre-existing works which are subsequently incorporated in any work or work product produced in rendering services to the Bank, Executive hereby grants Bank a royalty-free, irrevocable, world-wide, perpetual non-exclusive license

(with the right to sublicense), to make, have made, copy, modify, use, sell, license, disclose, publish or otherwise disseminate or transfer such subject matter.  Similarly, Executive agrees that all inventions, discoveries, improvements, trade secrets, original works of authorship, developments, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived, developed or reduced to practice during Executive’s employment with the Bank, either alone or jointly with others, if on the Bank’s time, using the Bank’s facilities, or relating to the Bank shall be owned exclusively by the Bank, and Executive hereby assigns to the Bank all of Executive’s right, title and interest throughout the world in all such intellectual property.  Executive agrees that the Bank shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that the Bank reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the Bank may reasonably request.  This provision is intended to apply to the extent permitted by applicable law and is expressly limited by Section 2870 of the California Labor Code, which is set forth in its entirety in Exhibit A to this Agreement.  By signing this Agreement, Executive acknowledges that this Paragraphs shall constitute written notice of the provisions of Section 2870.

(e)           Bank’s Ownership of Copyrights.  Executive agrees that all original works of authorship not otherwise within the scope of Paragraph (d) above that are conceived or developed during Executive’s employment with the Bank, either alone or jointly with others, if on the Bank’s time, using Bank facilities, or relating to the Bank, are “works for hire” to the greatest extent permitted by law and shall be owned exclusively by the Bank, and Executive hereby assigns to the Bank all of Executive’s right, title, and interest in all such original works of authorship.  Executive agrees that the Bank shall be the sole owner of all rights pertaining thereto, and further agrees to execute all documents that the Bank reasonably determines to be necessary or convenient for establishing in the Bank’s name the copyright to any such original works of authorship.

10.           Resignations. The Executive agrees that upon termination of employment, for any reason, he will submit his resignations from all offices and directorships with the Bank and all of its subsidiaries.

11.           Other Agreements. The parties further agree that to the extent of any inconsistency between this Agreement and any employee manual or policy of the Bank, that the terms of this Agreement shall supersede the terms of such employee manual or policy.

12.           Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be personally delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or sent by facsimile, provided that the facsimile cover sheet contains a notation of the date and time of transmission, and shall be deemed received: (i) if personally delivered, upon the date of delivery to the address of the person to receive such notice, (ii) if mailed in accordance with the provisions of this Section 13, two (2) business days after the date placed in the United States mail, (iii) if mailed other than in accordance with the provisions of this Section 13 or mailed from outside the United States, upon the date of delivery to the address of the person to receive such notice, or (iv) if given by facsimile, when sent.  Notices shall be addressed as follows:

If to the Bank:
1st Century Bank, National Association
1875 Century Park East
Suite 1400
Los Angeles, CA 90067

Attn: Chairman of the Board

With a copy to:
Manatt, Phelps & Phillips, LLP
11355 West Olympic Avenue
Los Angeles, CA 90064

Attn: T.J. Grasmick, Esq.

If to the Executive, to:

Richard S. Cupp
4253 Mesa Vista Drive
La Canada, CA 91011

or to such other respective addresses as the parties hereto shall designate to the other by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

13.           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement, the inception or termination of the Executive’s employment, or any alleged discrimination or tort claim related to such employment, including issues raised regarding the Agreement’s formation, interpretation or breach, shall be settled exclusively by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). Without limiting the foregoing, the following potential claims by the Executive would be subject to arbitration under the Arbitration Agreement:  claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied) under which the Executive believes he would be entitled to compensation or benefits; tort claims related to such employment; claims for discrimination and harassment (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, sexual orientation, or any other characteristic protected by federal, state or local law); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration or other procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance.  The arbitration will be conducted in Los Angeles County.   The arbitration shall provide for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute.  The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.  The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated. Executive and the Bank shall each bear his or its own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Executive asserts a claim otherwise under a state or federal statute prohibiting discrimination in employment (“a Statutory Claim”), or unless required otherwise by applicable law, shall split equally the fees and administrative costs charged by the arbitrator and AAA.  In disputes where Executive asserts a Statutory Claim against the Bank, Executive shall be required to pay only the AAA filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court.  Executive shall pay the balance of the arbitrator’s fees and administrative costs.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

14.           Waiver of Breach.  Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Bank.  No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to any party shall impair or affect the right of such party thereafter to exercise the same.  Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted except as specifically waived.

15.           Non-Assignment; Successors. Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that: (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Bank upon any sale of all or substantially all of the Bank’s assets, or upon any merger, consolidation or reorganization of the Bank with or into any other corporation, all as though such successors and assigns of the Bank and their respective successors and assigns were the Bank; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Executive to the extent of any payments due to them hereunder.  As used in this Agreement, the term “Bank” shall be deemed to refer to any such successor or assign of the Bank referred to in the preceding sentence.

16.           Withholding of Taxes. All payments required to be made by the Bank to the Executive under this Agreement shall be subject to the withholding and deduction of such amounts, if any, relating to tax, and other payroll deductions as the Bank may reasonably determine it should withhold and/or deduct pursuant to any applicable law or regulation (including, but not limited to, the Executive’s portion of social security payments and income tax withholding) now in effect or which may become effective any time during the term of this Agreement.

17.           Excise Tax Provision.  Notwithstanding anything elsewhere in this Agreement to the contrary, if any of the payments or benefits provided for in this Agreement, together with any other payments or benefits which the Executive has the right to receive from the Bank (or its affiliated companies), would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), the parties agree that the payments or benefits provided to the Executive pursuant to this Agreement shall be reduced (in each case, in such manner as the Executive in his sole discretion shall determine) so that the present value of the total amount received by the Executive that would constitute a “parachute payment” will be one dollar ($1.00) less than three (3) times the Executive’s base amount (as defined in Section 280G of the Code) and so that no portion of the payment or benefits received by the Executive would be subject to the excise tax imposed by Section 4999 of the Code.

18.           Indemnification.  To the fullest extent permitted by law, regulation, and the Bank’s Articles of Incorporation and Bylaws, the Bank shall pay as and when incurred all expenses, including legal and attorney costs, incurred by, or shall satisfy as and when entered or levied a judgment or fine rendered or levied against, Executive in an action brought by a third party against Executive (whether or not the Bank is joined as a party defendant) to impose a liability or penalty on Executive for an act alleged to have been committed by Executive while an officer of the Bank; provided, however, that Executive was acting in good faith, within what Executive reasonably believed to be the scope of Executive’s employment or authority and for a purpose which the Executive reasonably believed to be in the best interests of the Bank or the Bank’s shareholders, and in the case of a criminal proceeding, that the Executive had no reasonable cause to believe that Executive’s conduct was unlawful.  Payments authorized hereunder include amounts paid and expenses incurred in settling any such action or threatened action.  All rights hereunder are limited by any applicable state or Federal laws.

19.           Severability.  To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom (but only for so long as such provision or portion thereof shall be invalid or unenforceable) and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect to the fullest extent permitted by law if enforcement would not frustrate the overall intent of the parties (as such intent is manifested by all provisions of the Agreement including such invalid, void, or otherwise unenforceable portion).

20.           Payment.  All amounts payable by the Bank to the Executive under this Agreement shall be paid promptly on the dates required for such payment in this Agreement without notice or demand.  Any salary, benefits or other amounts paid or to be paid to Executive or provided to or in respect of the Executive pursuant to this Agreement shall not be reduced by amounts owing from Executive to the Bank.

21.           Expenses.  The Bank shall pay or reimburse the Executive for all legal fees and expenses incurred by him in the drafting, review and negotiation of this Agreement.

22.           Authority.  Each of the parties hereto hereby represents that each has taken all actions necessary in order to execute and deliver this Agreement.

23.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

24.           Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to the choice of law principles thereof.

25.           Entire Agreement.  This Agreement and written agreements, if any, entered into concurrently herewith constitute the entire agreement by the Bank and the Executive with respect to the subject matter hereof and merges and supersedes any and all prior discussions, negotiations, agreements or understandings between the Executive and the Bank with respect to the subject matter hereof, whether written or oral, including without limitation, the oral discussions referred to and the provisions set forth in electronic e-mail exchanges dated February 21, 2003 and February 23, 2003, provided, however, that Executive shall be entitled to any unpaid pre-opening consulting fees and expense reimbursements provided therein. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Bank. With regard to such amendments, alterations, or modifications, facsimile signatures shall be effective as original signatures.  Any amendment, alteration, or modification requiring the signature of more than one party may be signed in counterparts.

26.           Further Actions.  Each party agrees to perform any further acts and execute and deliver any further documents reasonably necessary to carry out the provisions of this Agreement.

27.           Time of Essence.  Time is of the essence of each and every term, condition, obligation and provision hereof.

28.           No Third Party Beneficiaries.  This Agreement and each and every provision hereof is for the exclusive benefit of the parties and not for the benefit of any third party.

29.           Headings.  The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

1st CENTURY BANK, National Association (In Organization)

By:	/s/ Alan I. Rothenberg
Alan I. Rothenberg
Chairman of the Organizing Board

EXECUTIVE:

/s/ Richard S. Cupp
Richard S. Cupp